Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

BIOLASE, Inc.

Lake Forest, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-276684, 333-194889, 333-144095, 333-112173, 333-130677, 333-177339, 333-204059, 333-224832, and 333-150105), Form S-1 (Nos.333-276596, 333-276280, 333-273372, 333-271660, 333-274504, 333-239876, 333-268528, 333-240060 and 333-238914), and Form S-3 (Nos. 333-266852, 333-266673, 333-233172, 333-222564, 333-219406, 333-200623, 333-198291, 333-214281, 333-175664, 333-141417, 333-106290, 333-89692, and 333-58329), of BIOLASE, Inc. (the Company) of our report dated March 28, 2023, relating to the consolidated financial statements and schedules, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Costa Mesa, California

March 21, 2024